EXHIBIT 16

February 10, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Vicon Industries, Inc. (the "Company") and, under the date of January 14, 2004, we reported on the consolidated financial statements of Vicon Industries, Inc. as of and for the years ended September 30, 2003 and 2002. On February 3, 2004, our appointment as principal accountants was terminated. We have read Vicon Industries, Inc.'s statements included under Item 4 of its Form 8-K dated February 3, 2004, and we agree with such statements, except that (a) we informed the Company of a matter relating to inadequate staffing of the Company's finance department that we believe represents a "Reportable Event" within the meaning of Item 304(a)(1)(v) of Regulation S-K, and (b) KPMG is not in a position to agree or disagree with the Company's statements that: (i) the decision to dismiss KPMG was based upon the recommendation of the Audit Committee of the Board of Directors and was approved by the Company's Board of Directors, (ii) on February 3, 2004, the Audit Committee of the Board of Directors engaged BDO Seidman, LLP as the Company's certifying accountants, and (iii) the Company has not consulted with BDO Seidman, LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.


Very truly yours,

/s/  KPMG LLP